Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-280558) of Tamboran Resources Corporation of our report dated September 20, 2024, with respect to the consolidated financial statements of Tamboran Resources Corporation in this Annual Report (Form 10-K) for the year ended June 30, 2024.

/s/ Ernst & Young
Sydney, Australia
September 20, 2024